Exhibit 99.1


          The First Bancshares, Inc and First National Bank of Wiggins
                      Announce Definitive Merger Agreement


     HATTIESBURG, Miss.--(BUSINESS WIRE)--May 22, 2006--The First Bancshares, Inc (OTCBB:FBMS), the parent Company of The First, A National Banking Association and First National Bank of Wiggins today announced the signing of a definitive agreement in which First National Bank of Wiggins will merge into The First, A National Banking Association. This transaction provides an excellent opportunity for The First to expand and enhance its franchise in South Mississippi. First National Bank of Wiggins had $19.8 million in loans and $45.8 million in deposits as of March 31, 2006.
     David E. Johnson, Chairman and Chief Executive Officer, remarked, "We are excited to bring these two companies together and warmly welcome the customers and employees of the First National Bank of Wiggins. Our consistent and continued growth over the past ten years reaffirms our belief that building relationships and taking care of business one customer at a time is how community banking is done. This transaction expands our footprint allowing us to deliver our expertise and resources to the clients of the Wiggins area."
     Benny Bell, Chairman and CEO of First National Bank of Wiggins, stated, "We are elated to become a part of The First Bancshares, Inc. organization and believe the combination of our two companies will enable us to better serve our customers through expanded financial services. We have full confidence this merger will be beneficial to our customers, employees, and the community in which we serve."
     Under the terms of the definitive agreement, the transaction is valued at approximately $4.2 million. First National Bank of Wiggins' shareholders will receive 50% in The First Bancshares, Inc. stock and 50% in cash. The consideration to be paid in The First Bancshares, Inc. common stock is based upon a fixed exchange ratio. The transaction, which is expected to be completed during the third quarter of 2006, is subject to approval by First National Bank of Wiggins' shareholders and regulatory authorities.
     The First Bancshares, Inc - the parent company of The First, A National Banking Association - has assets of $311 million. Founded in 1996, The First operates 8 offices with locations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula and Bay St. Louis, Mississippi.
     Investors can access additional information or on-line banking and bill pay services at www.thefirstbank.com.


     CONTACT: The First Bancshares, Inc
              David Johnson or Dee Dee Lowery, 601-268-8998